UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 31, 2021

Date of Report (date of earliest event reported)

Victory Capital Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38388	32-0402956
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15935 La Cantera Parkway; San Antonio, TX	78256
(Address of principal executive offices)	(Zip Code)

(216) 898-2400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, Par Value $0.01	VCTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreement (the “Third Amendment”)

On December 31, 2021, Victory Capital Holdings, Inc. (the “Company”) entered into the Third Amendment to the Credit Agreement, dated as of July 1, 2019 (as amended by the First Amendment to Credit Agreement, dated as of January 17, 2020, and the Second Amendment to Credit Agreement, dated as of February 18, 2021) with the guarantors party thereto, Barclays Bank PLC, as administrative agent, and the lenders party thereto from time to time. Pursuant to the Third Amendment, the Company obtained incremental term loans (the “2021 Incremental Term Loans”) in an aggregate principal amount of $505,000,000 and used the proceeds to fund the acquisition (the “WestEnd Acquisition”) of 100% of the equity interests of WestEnd Advisors, LLC (“WestEnd”) and to pay fees and expenses incurred in connection therewith. The 2021 Incremental Term Loans will mature in 2028 and will bear interest at an annual rate equal to, at the option of the Company, either LIBOR (adjusted for reserves and subject to a 50 basis point floor) plus a margin of 2.25% or an alternate base rate plus a margin of 1.25%. The 2021 Incremental Term Loans will amortize at a rate of 1.00% per annum.

The foregoing description of the amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amendment to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 31, 2021, the Company completed its previously announced acquisition of 100% of the equity interests of WestEnd pursuant to the WestEnd purchase agreement (as amended, the “WestEnd Purchase Agreement”).

The purchase price paid by the Company at the closing (the “WestEnd Closing”) of the WestEnd Acquisition was approximately $480 million, subject to certain adjustments for working capital, debt and unpaid transaction expenses. In addition to the closing payment, the purchase price also includes contingent earn-out payments based on net revenue of the WestEnd business during each of the first four years following the WestEnd Closing, subject to certain “catch-up” provisions over a five and one half year period. A maximum of $320.0 million ($80.0 million per year) in earn-out payments may be paid.

The foregoing description of the WestEnd Purchase Agreement in this Item 2.01 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the WestEnd purchase agreement, dated as of November 4, 2021, a copy of which is incorporated by reference to Exhibit 2.1 (as previously filed as Exhibit 2.1 to the Company’s Form 10-Q, filed with the SEC on November 8, 2021).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On January 3, 2022, the Company issued a press release announcing the completion of its previously announced acquisition of WestEnd. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Company intends to file the audited financial statements of WestEnd as required by this Item 9.01(a) under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.

The Company intends to file unaudited pro forma condensed combined financial information as required by this Item 9.01(b) giving effect to the WestEnd Acquisition as required by this Item 9.01(b) under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(c)	Exhibits.

Exhibit
Number	Description
2.1

Unit Purchase Agreement, dated as of November 4, 2021, by and among the Company, WestEnd Advisors, LLC, and the other parties listed thereto (incorporated by reference to Exhibit 2.1 of the Company’s Form 10-Q dated November 8, 2021).

10.1

Third Amendment, dated as of December 31, 2021, to the Credit Agreement, dated as of July 1, 2019 (as amended by the First Amendment to Credit Agreement, dated as of January 17, 2020, and the Second Amendment to Credit Agreement, dated as of February 18, 2021), by and among the Company, the guarantors party thereto, Barclays Bank PLC, as administrative agent, and the lenders party thereto from time to time.

99.1	Press Release, dated January 3, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY CAPITAL HOLDINGS, INC.

Date: January 5, 2022	By:	/s/ MICHAEL D. POLICARPO
Name: Michael D. Policarpo
Title: President, Chief Financial Officer and Chief Administrative Officer